RAYMOND JAMES FINANCIAL, INC.
880 Carillon Parkway
St. Petersburg, Florida 33716
(727) 567-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 17, 2005

To the Shareholders of Raymond James Financial, Inc.:

     The Annual Meeting of Shareholders of Raymond James Financial, Inc. will be held at the Raymond James Financial Center, 880 Carillon Parkway, St. Petersburg, Florida, on Thursday, February 17, 2005 at 4:30 p.m. for the following purposes:

1.	To elect ten nominees to the Board of Directors of the Company.

2.	To approve the Senior Management Incentive Plan for the Company's executive officers.

3.	To ratify the appointment of KPMG LLP by the Audit Committee of the Board of Directors as the Company's independent auditors.

4.	To approve amendment of the Company's Articles of Incorporation to increase the authorized shares of common stock to 180 million shares, $.01 par value.

5.	To approve the 2005 Restricted Stock Plan.

     Shareholders of record as of the close of business on December 21, 2004 will be entitled to vote at this meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice.

By order of the Board of Directors,
/s/ BARRY AUGENBRAUN
Barry Augenbraun, Secretary

January 7, 2005

YOUR VOTE IS IMPORTANT TO THE COMPANY. If you do not expect to attend the meeting in person, please vote on the matters to be considered at the meeting by completing the enclosed proxy and mailing it promptly in the enclosed envelope, or by telephone or internet vote.

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Raymond James Financial, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on February 17, 2005 at 4:30 p.m., or any adjournment thereof.
     If the accompanying proxy form is completed, signed and returned, the shares represented thereby will be voted at the meeting. Delivery of the proxy does not affect the right to attend the meeting. However, if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record, executed in your favor, to be able to vote at the meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.
     The affirmative vote of a majority of the shares of common stock represented at the meeting, either in person or by proxy, will be required for the election of any nominee, or the ratification or approval of any proposal or other business that may properly come before the meeting, except for action on item 4, which will require approval of the holders of a majority of the outstanding shares of common stock.
     A copy of the Company's Annual Report is being furnished to each shareholder together with this proxy statement. The cost of all proxy solicitation will be paid by the Company.

Internet Voting
     Most shareholders of record have a choice of voting over the internet, by telephone, or by using a traditional proxy card. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Electronic Access to Proxy Materials and Annual Report
     This notice of Annual Meeting and Proxy Statement and the 2004 Annual Report are available on our Internet site at http://www.raymondjames.com. If you are a shareholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote over the Internet. If you hold your shares through a bank, broker, or other holder, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports and vote your shares over the Internet. Opting to receive your proxy materials online saves us the cost of producing and mailing these materials to your home or office and gives you an automatic link to the proxy voting site.

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TABLE OF CONTENTS
Page
Proxy Statement	i
Internet Voting	i
Electronic Access to Proxy Materials and Annual Report	i
Shareholders Entitled to Vote and Principal Shareholders	1
Proposal 1: Election of Directors	2
Information Regarding Board Structure	4
Outside Director Stock Options	5
Section 16(a) Beneficial Ownership Reporting Compliance	5
Report of the Audit Committee of the Board of Directors	5
Corporate Governance, Nominating and Compensation Committee Report on Executive Compensation	7
Proposal 2: To Approve the Senior Management Incentive Plan For the Company’s Executive Officers	9
Summary Compensation Table	11
Stock Options	12
Comparative Stock Performance	13
Transactions with Management and Directors	13
Equity Compensation Plan Information	14
Proposal 3: To Ratify the Appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s Independent Auditors	15
Fees Paid to Independent Auditors	16
PROPOSAL 4: To Approve Amendment of the Company's Articles Of Incorporation to Increase the Authorized Shares of Common Stock to 180 Million Shares, $.01 Par Value.	16
PROPOSAL 5: To Approve 2005 Restricted Stock Plan	17
Other Matters	17
Exhibit A: Senior Management Incentive Plan	18
Exhibit B: 2005 Restricted Stock Plan	23

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SHAREHOLDERS ENTITLED TO VOTE
AND
PRINCIPAL SHAREHOLDERS

     Shareholders of record at the close of business on December 21, 2004 will be entitled to notice of, and to vote at, the Annual Meeting. As of December 21, 2004, there were 74,285,530 shares of common stock outstanding and entitled to vote. Shareholders are entitled to one vote per share on all matters.
     The following table sets forth information with respect to the common stock ownership of each person known by the Company to own beneficially more than 5% of the shares of the Company's common stock, and of all Executive Officers and Directors as a group as of December 21, 2004:
		Beneficially		Percent
Name	Address	Owned Shares		of Class

Thomas A. James	880 Carillon Parkway	10,050,127	(1) (2)	13.5%
	St. Petersburg,
	Florida 33716

Private Capital Management, L.P.	8889 Pelican Bay Blvd. Suite 500 Naples, Florida 34108	7,060,331	(3)	9.5%

Robert A. James Trust	1201 Pacific Ave,	5,044,020		6.8%
	Suite 150
	Tacoma, WA 98702

All Executive Officers
and Directors as a Group	-	11,690,772	(1)	15.7%
(22 Persons)

(1)  Includes shares credited to Employee Stock Ownership Plan accounts and shares which can be acquired within sixty days of record date through the exercise of stock options.

(2)  Includes 377,262 shares owned by the Robert A. and Helen James' Annuity Trust, of which Thomas A. James is a remainder beneficiary and for which Raymond James Trust Company West, a wholly-owned subsidiary of the Company, serves as trustee. Excludes shares held by two trusts, of which he is not a beneficiary: 5,044,020 shares owned by the Robert A. James Trust and 169,759 shares owned by the James' Grandchildren's Trust, for both of which Raymond James Trust Company West serves as trustee, and both of which have as beneficiaries other James family members. Thomas A. James disclaims any beneficial interest in these two trusts.

(3)  Based on information contained in Form 13F-HR filed with the SEC on November 15, 2004. Private Capital Management, L.P. is the beneficial owner of these shares of common stock held in accounts managed for clients.

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PROPOSAL 1:    ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of seven independent directors and four management directors. All of the present members of the Board of Directors have been proposed for re-election by the Corporate Governance, Nominating and Compensation Committee of the Board of Directors, except for Harvard Hill, who is retiring from the Board of Directors.
     The ten directors to be elected are to hold office until the Annual Meeting of Shareholders in 2006 and until their respective successors shall have been elected. All of the nominees, with the exception of Ms. Adelaide Sink, were elected by the shareholders on February 12, 2004, to serve as Directors of the Company until the Annual Meeting of Shareholders in 2005; Ms. Sink was elected as a Director by the Board of Directors on October 12, 2004.
     It is intended that proxies received will be voted to elect the nominees named below. Should any nominee decline or be unable to accept such nomination to serve as a director due to events which are not presently anticipated, discretionary authority may be exercised by the holder of the proxies to vote for a substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES:

		Principal Occupation (1),
		Directorships and	Director
Nominee	Age	Security Ownership	Since

Angela M. Biever*	51	General Manager, Intel New Business Corp. since 2000; Director, Intel Capital from 1999 to 2000; Independent Consultant, working with a leading Internet Services Provider from 1997 to 1998; Various senior management positions with First Data Corporation, an information and transaction processor from 1991 to 1997, beginning as Senior Vice President, Finance and Planning and culminating as Executive Vice President, Integrated Services Division; Vice President, American Express Company from 1987 to 1991. Chairperson of the Audit Committee.	1997
		Common shares owned 10,224 (.01%):

Jonathan A. Bulkley*	70
Bulkley Consulting LLC since 1999; Managing Director, Barents Group LLC (emerging markets/capital markets development consulting) from 1992 to 1999; President and CEO, Charterhouse Media Group (investment banking) from 1988 to 1992; President and CEO Jesup & Lamont Securities Group, Inc. (securities broker-dealer) from 1987 to 1988; Prior to 1986, President and CEO of Moseley, Hallgarten, Estabrook & Weeden Inc. (securities broker-dealer). Director of Raymond James International Holdings, Inc., a wholly owned subsidiary of the Company. Lead Director and member of the Audit Committee and Audit Committee Financial Expert.
			1986
		Common shares owned: 25,827 (.03%)

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Francis S. Godbold	61	Vice Chairman of Raymond James Financial, Inc. ("RJF"); Director and Officer of various affiliated entities. Executive Vice President of Raymond James & Associates, Inc. ("RJA"), a wholly owned subsidiary of the Company.	1977
		Common shares owned: 557,467 (.75%) (2)

H. William Habermeyer, Jr.*	62	President and CEO, Progress Energy Florida since 2000; Vice President, Carolina Power & Light from 1993 to 2000; U.S. Navy from 1964 to 1992 - retired a Rear Admiral. Member of the Audit Committee. Common shares owned: 1,700 (0.00%)	2003

Chet Helck	52	President and Chief Operating Officer of RJF since 2002; Executive Vice President of Raymond James Financial Services, Inc. ("RJFS"), a wholly owned subsidiary of the Company from 1999 to 2002; Senior Vice President, RJFS from 1997 to 1999. Director of RJFS, RJA and Raymond James Investment Services, Ltd., an affiliate of the Company.	2003
		Common shares owned: 65,263 (.09%) (2)

Thomas A. James	62	Chairman of the Board and Chief Executive Officer of RJF; Chairman of the Board of RJA. Director and Officer of various affiliated entities. Past Chairman of the Securities Industry Association. Director of Outback Steakhouse, Inc.	1965
		Common shares beneficially owned: 10,050,127 (13.5%) (2) (3)

Dr. Paul W. Marshall*	62	The MBA Class of 1960 Professor of Management Practice at Harvard Graduate School of Business Administration since 1996; Chairman and CEO of Rochester Shoe Tree Co., Inc. from 1992 to 1997; Chairman of Corporate Governance, Nominating and Compensation Committee.	1993
		Common shares owned: 14,062 (.02%)

Kenneth A. Shields	56	Chairman and Chief Executive Officer of Raymond James Ltd. ("RJ Ltd."), a wholly owned subsidiary of the Company (formerly Goepel McDermid Inc.) and predecessor Company since 1996 (a Canadian brokerage firm). Past Chairman of the Investment Dealers Association of Canada; Director of TimberWest Forest Corp.; Trustee, Mercer International Inc.; Member of the Canadian Accounting Standards Oversight Council; Director of the Council for Business and the Arts in Canada. Common shares owned: 81,170 (.11%) Exchangeable shares owned: 84,994 (.11%)(2) (4)	2001

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Hardwick Simmons*	64	Chairman and CEO of the NASDAQ Stock Market from 2001 to 2003; President and CEO of Prudential Securities from 1990 to 2001; President, Shearson Lehman Brothers - Private Client Group, from 1983 to 1990, Past Chairman of the Securities Industry Association; Past Director of the NASD. Member of Corporate Governance, Nominating and Compensation Committee.	2003
		Common shares owned: 15,000 (.02%)

Adelaide Sink*	56	President, Bank of America, Florida Banking Division from 1993 to 1997 and 1998 to 2000; Director, Republic Bankshares from 2002 to 2004; Director, First Advantage Corp. St. Petersburg, FL from 2003 to present. Member of the Corporate Governance, Nominating and Compensation Committee. Common shares owned: 7,000 (.01%)	2004

*	Determined to be independent directors under New York Stock Exchange standards; see "Information Regarding Board Structure" below.
(1)	Unless otherwise noted, the nominee has had the same principal occupation and employment during the last five years.
(2)	Includes shares credited to their Employee Stock Ownership Plan accounts, including estimated fiscal 2004 ESOP allocations, and shares which can be acquired within sixty days of the record date through the exercise of stock options.
(3)	See footnotes under the Principal Shareholders' Ownership table.
(4)	Exchangeable shares issued January 2, 2001 in connection with the acquisition of Goepel McDermid, Inc. They are exchangeable into shares of the Company's common stock on a one-for-one basis.

Information Regarding Board Structure
     The Board of Directors held four regular meetings and two telephone meetings during fiscal 2004. All directors attended at least 75% of the meetings held during the year.
     The current standing Committees of the Board of Directors are the Audit Committee, and the Corporate Governance, Nominating and Compensation Committee. The Corporate Governance, Nominating and Compensation Committee met four times and held one telephone meeting during the fiscal year. Each member of this Committee participated in all of the meetings held during his/her tenure during the year. The Audit Committee met four times and held four telephone meetings during the fiscal year. All Committee members attended at least 75% of the meetings held during the year. The activities of the Committees are set out in their reports below.
     The Company has a Nominating Committee comprised of three independent Directors (four directors since the election of Ms. Sink to the Committee on October 12, 2004) as determined under New York Stock Exchange rules, which also serves as the Corporate Governance and Compensation Committee. This Committee identifies potential nominees to the Board of Directors, including candidates recommended by management, and reviews their qualifications and experience. Candidates for board membership are expected to demonstrate high standards of integrity and character and offer important perspectives on some aspect of the Company's business based on their own business experience. The Company has not paid any third party a fee to assist in the process of identifying and evaluating candidates. The Charter of the Committee is available at the Company's website: www.raymondjames.com/corporate_governance.htm.

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     This Committee has not adopted any specific process or policy for considering nominees put forward by shareholders and has never been requested to consider such a nominee.
    The Nominating Committee has determined that the Directors identified as Independent Directors have no business relationship with the Company that would impair their independence. In that connection, the Committee considered that the Company purchases its electric power needs from Progress Energy Florida, of which William Habermeyer, Jr. is President and CEO, and determined that the nature of this business relationship did not constitute any impairment of independence.
     Shareholders may communicate with directors of the Company by writing to them at the Company's headquarters, or by contact through the Company's website. Communications addressed to the Board of Directors will be reviewed by the Secretary of the Company and directed to them for their consideration.
     It is the Company's policy that directors attend the Annual Meeting of Shareholders; at the Annual Meeting of Shareholders on February 12, 2004, all of the Company's Directors at that date were present.
     Independent Directors receive an $18,000 annual retainer, a $2,500 attendance fee for each regular meeting, $250 for each telephone meeting and a $500 attendance fee for Committee service. The Lead Director and the Audit Committee Chair each receive a $22,000 annual retainer, and the Chairman of the Corporate Governance, Nominating and Compensation Committee receives a $20,000 annual retainer.

Outside Director Stock Options
     There is a non-qualified stock option plan for the Company's outside Directors covering 569,532 shares of the Company's common stock. These options, 50,624 of which were outstanding at September 24, 2004, are exercisable at prices ranging from $12.29 to $25.60 at various times through February 2009. Outside directors are generally granted 1,500 options each per year.

Section 16(a) Beneficial Ownership Reporting Compliance
     Tim Eitel, an executive of the Company, filed an amended Form 5 on January 23, 2004 reflecting a delinquent filing for the sale of 8,000 shares of the Company's common stock in March 2003.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors consists of Angela Biever (Chairperson), Jonathan A. Bulkley and H. William Habermeyer. This Committee conducts its activities pursuant to a written charter approved by the Board of Directors, which was last revised by the Board of Directors on November 29, 2004. The Committee serves as the principal agent of the Board of Directors in fulfilling the Board's oversight responsibilities with respect to the Company's financial reporting, the qualifications and independence of the independent auditors, the Company's systems of internal controls and the Company's procedures for establishing compliance with legal and regulatory requirements.
     The Charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors and must approve in advance any non-audit work to be performed by the independent auditors. The Audit Committee has not established any general pre-approval procedures, but instead reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent auditors. During fiscal 2004, the Committee approved a total of $12,000 for services performed by the Company's independent auditors, KPMG LLP, under the "de minimis" exception to Section 202 of the Sarbanes Oxley Act , representing 1% of the total fees paid to them.
     In addition to four regularly scheduled meetings during the course of the year, members of the Audit Committee held four telephone meetings, generally to review with management and representatives of KPMG LLP the Company's quarterly financial results prior to release to the public.
     Members of the Committee have reviewed and discussed with management and with representatives of KPMG LLP the audit of the consolidated financial statements for fiscal 2004 contained in the Company's Annual Report on Form 10-K. In addition, the Committee reviewed with the independent auditors the matters required to be discussed by

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Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Committee also discussed with KPMG LLP their independence from the Company and its management, in accordance with applicable regulatory requirements, and considered their independence in connection with any non-audit services provided. The Audit Committee also reviewed with KPMG LLP the critical accounting policies and practices followed by the Company and certain written communications between KPMG LLP and the management of the Company.
     In May, 2004 the chief accountant of the Securities and Exchange Commission advised the American Institute of Certified Public Accountants ("AICPA") that he did not concur with the treatment of certain contingent fee engagements which the AICPA had considered to be consistent with its standards for auditor independence. The Company's auditors had been relying on the AICPA interpretation in advising the Company that their independence was not impaired by the performance of a contingent fee engagement relating to certain state tax services during fiscal 2003 and 2004 (see "Principal Auditing Firm Fees" below). Following a meeting with the staff of the SEC by representatives of the major accounting firms, KPMG advised the Audit Committee that it proposed to restructure the compensation relating to this engagement to eliminate any contingent aspect, and to establish a fixed fee for the remainder of the engagement. The Committee approved the restructuring of the fee for this engagement and concurred with KPMG's assessment that, because they had relied in good faith on an interpretation of the AICPA that was generally recognized in the accounting profession, there had been no impairment of KPMG's independence with respect to the conduct of these engagements.
     Based on the reviews and discussions referred to above, and in reliance on the representations of management and the independent auditors' report with respect to the financial statements, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2004 for filing with the Securities and Exchange Commission. The Board of Directors approved the recommendation.
     Management is responsible for the Company's financial statements and the financial reporting process, including the Company's system of internal controls. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report on the financial statements.
     The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee's members in business, financial and accounting matters. In its oversight role, the Committee relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company's annual financial statements with accounting principles generally accepted in the United States of America.

Angela M. Biever, Chairperson
Jonathan A. Bulkley
H. William Habermeyer, Jr.

December 6, 2004

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CORPORATE GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy
     The Corporate Governance, Nominating and Compensation Committee reviews corporate compensation and benefit plan policies, as well as the structure and amount of all compensation for executive officers of the Company. This Committee consists of Dr. Paul W. Marshall (Chairman), Harvard H. Hill, Jr., Hardwick Simmons and, since October 12, 2004, Adelaide Sink.
     The Committee's goal is to establish and maintain compensation policies that will enable the Company to attract, motivate and retain high-quality executives and to ensure that their individual interests are aligned with the long-term interests of the Company and its shareholders. In doing so, individual performance, the compensation of executives of similar firms and the Company's financial results are considered.
     The Company's objectives are met through a compensation package which includes four major components - base salary, annual bonus (including restricted stock), stock option awards and retirement plan contributions.
     For senior management of the Company, the cash and restricted stock compensation components (base salary and annual bonus) are heavily weighted toward annual bonus. These bonuses are generally based on formulas related to the profits of an individual subsidiary/department or the profits of the Company as a whole (see Proposal 2 below). A portion of these bonuses can be withheld based on subjective performance evaluation by the Committee. In certain instances, the Committee may award additional discretionary amounts provided that such awards, if any, will not affect federal income tax deductibility under Section 162 (m) of the Internal Revenue Code. The emphasis on profit-based compensation serves two functions: it encourages executives to be conscious of the "bottom line" and it keeps the Company's base salary structure at a modest level, which is advantageous to the firm given the cyclical nature of the securities industry. The Company issues restricted shares of Company stock in lieu of cash for 10% to 20% of bonus amounts in excess of $250,000. These shares were issued at a 20% discount from market value at the date of grant through calendar year 2004. Future shares will be issued at market value at the date of grant. The shares are restricted from sale during a three year vesting period.
     The third component of the compensation package, incentive and non-qualified stock option awards, is designed, along with the restricted stock, to provide a direct link between the long-term interests of executives and shareholders. Options are granted every two years to key management employees. From time to time special awards may be granted when a special situation exists, as inducements when employees are hired, or if job performance or a change in job duties warrants. It is the Company's policy to maintain the number of outstanding options at less than ten percent of the Company's outstanding shares. During the past five years the number of outstanding options has represented between 5% and 8% of the Company's outstanding shares.
     The fourth component of the compensation package is Company contributions to various retirement plans, which are based on compensation levels and years of service. The Company maintains three qualified retirement plans: a profit sharing plan, an employee stock ownership plan and a 401(k) plan. Contributions to the profit sharing and employee stock ownership plans, if any, are dependent upon the overall profits of the Company. Since inception of the 401(k) plan in 1987, the Company has matched a portion of the first $1,000 contributed annually by employees to their 401(k) accounts. The plan currently provides for the Company to match 100% of the first $500 and 50% of the next $500 of compensation deferred by each participant annually. These three plans are offered to all full-time employees who meet the length of service requirements (six months for the 401(k) plan and one year for the other two plans). The Company also maintains a non-qualified long term incentive plan for executive officers. Eligibility of executive officers is restricted to those who meet certain compensation levels set annually by the Committee and approved by the Board of Directors. The vesting schedule of this plan is designed to encourage long-term employment with the firm. Contributions to this plan on behalf of executive

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officers are also dependent upon the Company's earnings.
     In addition, the Company has an employee stock purchase plan which allows employees to purchase shares of the Company's common stock on four specified dates throughout the year at a 15% discount from the market value, subject to certain limitations, including a one-year holding period. Finally, certain key employees of the Company have participated in limited partnership arrangements in which the Company makes non-recourse loans to these employees for two thirds of the purchase price per unit. The loans, plus interest, are intended to be paid back from the earnings of the partnerships. The partnerships, Raymond James Employee Investment Fund I, L.P. and Raymond James Employee Investment Fund II, L.P., are invested in several affiliated and unaffiliated private equity limited partnerships. (See "Transactions with Management and Directors" below).

Compensation of the Chief Executive Officer
     In keeping with the general compensation philosophy outlined above Mr. James' base salary for calendar 2005 will be $285,000, a 4.4% increase over his 2004 compensation of $273,000. Mr. James' salary is subject to an annual review, as is true of all employees. It was last adjusted in November 2003, effective January 1, 2004.
     In determining the bonus offered to Mr. James for fiscal 2004 the Committee considered many factors, including the following:

*	Given the business environment:
- The Company’s performance relative to its peer group;
- The Company’s performance relative to its budget; and
- The Company’s performance relative to its long-term objectives.
*	The compensation of the chief executive officers of other similar firms.

Dr. Paul W. Marshall, Chairman
Harvard H. Hill, Jr.
Hardwick Simmons

November 29, 2004

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PROPOSAL 2:    TO APPROVE THE SENIOR MANAGEMENT INCENTIVE PLAN FOR THE COMPANY'S EXECUTIVE OFFICERS.

Since the Internal Revenue Code was amended to set limitations on compensation to executives, the Company has submitted to shareholders for approval each year the performance criteria for compensation of the Company's executive officers in accordance with Section 162(m) of the Code. In November, 2004, the Corporate Governance, Nominating and Compensation Committee decided to submit to shareholders for approval a plan that would authorize the Compensation Committee to set these criteria each year. The Committee believes that this approach is consistent with the most widely followed practice at other public companies.
Under the Plan, the Committee will establish performance goals for awards for each senior executive, including the Company's chief executive officer. The Committee anticipates that the practice they will follow with respect to establishing performance goals, and the nature of those goals, will be consistent with the practice followed in prior years, and will be based on contributions to pre-tax profits. However, the Committee does have the authority under the Plan to consider other criteria, such as total shareholder return, total shareholder return compared to peers, other financial returns, attainment of cost reduction targets, success in recruitment of financial advisors, customer growth and employee satisfaction. The formulas adopted by the Committee may include or exclude certain items such as losses from discontinued operations, extraordinary gains or losses, and foreign currency impact. The Committee has the discretion to reduce or withhold a portion of the amount of any award as determined under the compensation formula.
The maximum amount that may be paid to any executive will not exceed $5,000,000 in any given year.
As has been true in prior years, bonus awards that exceed $250,000 will contain a component of restricted stock as follows:

Amount of Award	Percentage to be Paid in Stock
$250,000 - $500,000	10% of the amount in excess of $250,000.
$500,000 - $1,000,000	15%. of the amount in excess of $500,000.
$1,000,000 or more	20% of the amount in excess of $1,000,000.

These shares must be held for three years before they vest. Under the Plan, these shares will be valued at market value on the date of the bonus payment instead of 80% of market value as had been the Company's prior practice. The Committee may increase or decrease the portions of awards to be made in shares of the Company's stock.
While approval of the Plan will eliminate the need for an annual vote of shareholders with respect to proposed compensation criteria, the Committee will continue to provide an explanation of the criteria to be used for the five highest compensated executive officers in the Company's proxy statements. The criteria approved by the Committee for fiscal 2005 are set out in the following table and will be implemented by the Committee if the plan is approved.
The Board of Directors can amend the provisions of the Plan from time to time, except for changes to the material terms of the Plan, consisting of the business criteria for awards, the maximum amount payable under the Plan, and the eligible employees under the Plan, which must be approved by the Company's shareholders.
A copy of the Plan is annexed to this proxy statement as Exhibit A.
An affirmative vote of the majority of those shareholders present and voting by proxy will be required for approval of the Plan.

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The Board of Directors Recommends a Vote for the Approval of the Plan.

Bonus Formulas for Executive Officers as Approved by the Compensation Committee
		Percent for Calculation
Executive Officer	Basis	Of Bonus

Thomas A. James	Total Company pre-tax profits	1.1%
Chairman and Chief Executive Officer - RJF
Chet Helck President and Chief Operating Officer - RJF	Total PCG pre-tax profits per PCG Contribution Report*.	1.1%

Richard G. Averitt, III Chairman and Chief Executive Officer - RJFS	Pre-tax profits of RJFS per PCG Contribution Report *	1.1%

Richard K. Riess Executive Vice President - RJF	Pre-tax profits of Eagle Asset Management, Inc.	4.25%
	Pre-tax profits of Heritage Asset Management, Inc., RJA's Asset Management Services division and Awad Asset Management	3.0%

Jeffrey E. Trocin Executive Vice President, Equity Capital Markets Group - RJA	Pre-tax profits of RJA's Equity Capital Markets, including international institutional equity sales: First $16 million Profits exceeding $16 million	8.0% 6.0%

Van C. Sayler Senior Vice President, Fixed Income - RJA	Pre-tax profits of RJA's Fixed Income department: First $20 million Profits exceeding $20 million	7.0% 5.0%

Dennis W. Zank President RJA	Pre-tax profits of RJA per PCG contribution report*	2.7%

*     The PCG Contribution Report adjusts the Private Client Group financial statement pre-tax profits for items related to the private client group sales force, primarily a credit for interest income on cash balances arising from private clients, and also includes adjustments to actual clearing costs, a portion of mutual fund revenues and expenses, credit for

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correspondent clearing, insurance agency and certain asset management profits, accruals for benefit expenses, profits generated by certain private client support operations and other adjustments as approved by the Compensation Committee. These adjustments may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, and foreign exchange impacts.

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the remuneration earned during the last three fiscal years by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

						Long-Term
	Annual Compensation					Restricted Stock (3)		Stock Option	All Other
Name	Year	Salary	Cash Bonus (1)		Commissions	Shares	$	Awards	Compen- sation (2)
Thomas A. James	2004	$271,000	$1,900,000		$214,063	14,400	$437,472	-	$58,343
Chairman and CEO	2003	263,250	1,300,013		243,886	10,040	249,984	-	38,810
	2002	258,000	900,000		323,522	5,906	125,000	-	30,136

Jeffrey E. Trocin	2004	$228,750	$2,580,000		$47	21,395	$649,980	12,000	$58,643
Executive VP, - Equity -	2003	214,250	531,100		34	1,752	43,625	-	33,720
Capital markets Group - RJF	2002	182,000	958,790		35	7,726	205,867	15,000	17,008

Chet Helck	2004	$253,750	$1,180,000		377	6,994	$212,478	12,000	$58,578
President and COO	2003	250,000	760,613		330	3,785	94,234	75,000	61,712
	2002	150,000	602,502		427	2,805	59,373	9,000	55,544

Richard K. Riess	2004	$228,750	$1,110,000		-	6,171	$187,475	12,000	$58,707
President and CEO of Eagle	2003	216,250	691,774		-	3,174	79,033	-	33,763
Executive VP of RJF	2002	190,000	687,516		-	3,690	78,105	15,000	30,629
Managing Director,
Asset Management

Richard G. Averitt, III	2004	$229,524	$920,000		$589	4,320	$131,242	12,000	$58,685
President and CEO of RJFS	2003	225,000	645,021	(4)	820	2,760	68,724	37,500	40,152
	2002	175,308	538,754		1,217	2,141	45,307	9,000	28,274

(1) In accordance with the bonus formulas approved at the annual meetings of the shareholders on February 12, 2004, February 13, 2003 and February 14, 2002, except as noted in (4).
(2) This column includes the amount of the Company's contributions to its 401(k) Plan, Profit Sharing Plan, Employee Stock Ownership Plan, Long Term Incentive Plan and other miscellaneous taxable income as reported on the employees W-2.
(3) Beginning with fiscal 2000, the Company began granting restricted stock as part of the annual bonus to highly compensated employees. Under this Stock Bonus Plan, 547,031 shares have been granted related to fiscal years 2004, 2003 and 2002. Dividends are paid to the holders of the stock. The shares vest three years from the date of grant. Under this plan, 1) Mr. James holds 30,345 shares, 2) Mr. Trocin holds 32,873, 3) Mr. Helck holds 13,583 shares, 4) Mr. Riess holds 13,035, and 5) Mr. Averitt holds 9,220 shares. Because the shares of restricted stock are valued at full market value in this table, rather than the 80% of market value when awarded, the total of cash bonus and restricted stock may exceed the bonus award computed under the formula.

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(4) Amount exceeds the bonus amount generated by the bonus formula approved at the annual meeting of the shareholders on February 13, 2003 by approximately $50,000.

Stock Options
     The following tables contain information concerning options granted to, and exercised by, the executive officers included in the Summary Compensation Table during the fiscal year.

Option Grants in Last Fiscal Year

Name	Granted in	% of Total Options Granted	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (2)
	Fiscal Year	(#)(1)	($/share)	Date	5%	10%
Richard G. Averitt, III	12,000	0.78%	$25.20	2/4/2009	$83,548	$184,618
Chester B. Helck	12,000	0.78%	$25.20	2/4/2009	$83,548	$184,618
Richard K. Riess	12,000	0.78%	$25.20	2/4/2009	$83,548	$184,618
Jeffrey E. Trocin	12,000	0.78%	$25.20	2/4/2009	$83,548	$184,618

(1)	All of these options were granted on December 4, 2003. The options vest 60% after three years, an additional 20% after four years and the remaining 20% after five years.
(2)	Potential realized values represent the future value, net of exercise price, of the options granted if the Company's stock price were to appreciate by 5% and 10% during each year of the awards' five-year life.

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Comparative Stock Performance
     The graph below compares the cumulative total shareholder return for the common shares of the Company for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Index ("S&P 500"), the stock price index for peer group of regional investment brokerage firms and for the Dow Jones US securities brokers over the same period (assuming an investment of $100 in each on October 1, 1999 and the reinvestment of all dividends).

Name	1999	2000	2001	2002	2003	2004
Raymond James Financial, Inc.	100.00	167.51	139.78	140.95	191.43	192.60
Standard & Poor's	100.00	113.28	83.13	66.10	82.22	93.63
Dow Jones US Securities Brokers	100.00	183.87	101.67	83.99	118.50	122.81

TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

     As described in the Report on Executive Compensation, the Company has extended non-recourse loans to approximately 84 employees for investments in the Raymond James Employee Investment Fund I, L.P., including the following executive officers: Richard G. Averitt, Jeffrey P. Julien, Richard K. Riess, Van C. Sayler, Jeffrey E. Trocin and Dennis W. Zank. Committed loan amounts to these individuals range from $40,000 to $160,000 plus interest per person, with outstanding balances ranging from $23,560 to $94,230 at September 24, 2004.
     In addition, the Company has extended non-recourse loans to approximately 75 employees for investments in Raymond James Employee Investment Fund II, L.P; including Barry Augenbraun, Richard G. Averitt, Tim Eitel, Chet B. Helck, Thomas A. James, Jeffrey P. Julien, Paul L. Matecki, Van C. Sayler, Jeffrey E. Trocin, and Dennis W. Zank. Committed loan amounts to these individuals range from $66,667 to $200,000 plus interest per person, with outstanding balances of $25,761 to $77,280 at September 24, 2004.
     The Company, in the ordinary course of its business, makes bank loans to, and holds bank deposits for certain of its officers and directors and also extends margin credit in connection with the purchase of securities to certain of its officers

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and directors who are affiliated with one of the Company's broker-dealers, as permitted under the Sarbanes-Oxley Act of 2002. These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectibility or present other unfavorable features. The Company also, from time to time and in the ordinary course of its business, enters into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.
     Thomas A. James permits the Company to display over 1,650 pieces from his nationally known art collection throughout the Raymond James home office complex, without charge to the Company. The art collection is a marketing attraction for businesses and other organizations, and the Company provides regular tours for clients and local schools, business groups and nonprofit organizations. In return, the Company bears the cost of insurance and the salaries of three staff persons who serve as curators for the collection and conduct business tours. The total cost to the Company for these services during fiscal 2004 was approximately $196,000.
     Under the Company's By-Laws, Directors and Officers of the Company are entitled to indemnification against certain claims. In August, 2004 the Board of Directors approved a form of indemnification agreement for Directors (including those who are officers of the Company) which provides specific procedures for implementation of these indemnification rights, and most of the Company's directors have executed these agreements.
     H. William Habermeyer is the chief executive officer of Progress Energy Florida, from whom the Company purchases its electric power service for its St. Petersburg campus and certain branch locations; during fiscal 2004 the company's energy bill was approximately $2.4 million.
     Huntington James and Courtland James, the sons of Thomas James, are employed in non-executive positions by the Company, as is the son-in-law of Francis S. Godbold.

EQUITY COMPENSATION PLAN INFORMATION

     The following table includes stock options and restricted stock that can be issued pursuant to one of the Company's eight stock-based compensation plans. The table below does not include equity compensation plans that meet the qualification requirements of Section 401(a) of the Internal Revenue Code, namely the Profit Sharing Plan and Employee Stock Ownership Plan. It does not include the 2005 Restricted Stock Plan to be considered by shareholders at this meeting.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders (1)	3,582,357	$20.85	6,282,649
Equity compensation plans not approved by shareholders (2)	1,846,248	$21.14	3,319,741
Total	5,428,605	$20.95	9,602,390

(1) The Company has three plans that were approved by shareholders, the 1992 and 2002 Incentive Stock Option Plans, and the 2003 Employee Stock Purchase Plans.

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(2) The Company has five plans that were not approved by shareholders, three non-qualified option plans and two restricted stock plans.

The material features of the Company's equity compensation plans which have not been approved by security holders are, as required by the SEC rules, described below. These descriptions do not purport to be complete and are qualified in their entirety by reference to the plan documents which are included as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended September 24, 2004.
Under one of the Company's non-qualified stock option plans, the Company may grant up to 3,417,188 shares of common stock to independent contractor Financial Advisors. Options are exercisable five years after grant date provided that the Financial Advisors are still associated with the Company. Under the Company's second non-qualified stock option plan, the Company may grant up to 569,532 shares of common stock to the Company's outside directors. Options vest over a five-year period from grant date provided that the director is still serving on the Board of the Company. Under the Company's third non-qualified stock option plan, the Company may grant up to 1,687,500 shares of common stock to key management personnel. Option terms are specified in individual agreements and expire on a date no later than the tenth anniversary of the grant date. Under all plans, the exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is 10 years.
Neither the Company's restricted stock nor stock bonus plan were approved by shareholders. Under the 1999 Restricted Stock Plan the Company is authorized to issue up to 1,500,000 restricted shares of common stock to employees and independent contractors. Awards under this plan may be granted by various departments of the Company in connection with initial employment or under various retention plans for individuals who are responsible for a contribution to the management, growth and/or profitability of the Company. These shares are forfeitable in the event of voluntary termination. The compensation cost is recognized over the vesting period of the shares and is calculated as the market value of the shares on the date of grant. If the 2005 Restricted Stock Plan is approved by shareholders at this meeting, the 1999 Restricted Stock Plan will be terminated.
The Company's 1999 Stock Bonus Plan authorizes the Company to issue up to 1,500,000 restricted shares to officers and certain other employees in lieu of cash for 10% to 20% of annual bonus amounts in excess of $250,000. Under the plan the restricted stock was granted at a 20% discount in determining the number of shares to be granted through calendar year 2004. Future grants will be at market value at the day of grant. The shares are generally restricted for a three year period, during which time the shares are forfeitable in the event of voluntary termination. The compensation cost is recognized over the three year vesting period based on the market value of the shares on the date of grant.

PROPOSAL 3:	TO RATIFY THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has selected KPMG LLP as the Company's independent auditors for the fiscal year ending September 30, 2005, and the Board of Directors has directed that management submit the appointment of independent auditors for ratification by the shareholders at the annual meeting. KPMG LLP has served as the Company's independent auditors since 2001. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement at the annual meeting and will be available to respond to appropriate questions.
     Neither the Company's By-Laws nor other governing documents or law require shareholder ratification of appointment of KPMG LLP as the Company's independent auditors. However, the Audit Committee of the Board of Directors recommended, and the Board of Directors is, submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the

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appointment of different independent auditors at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of KPMG LLP.

FEES PAID TO INDEPENDENT AUDITORS

     The following table shows information about fees paid by Raymond James Financial, Inc. to KPMG LLP. All fees were approved by the Audit Committee (see discussion in Report of the Audit Committee).

	2004	2003
Audit fees	$947,757	$725,332
Audit - related fees(a)	87,877	38,751
Tax fees(b)	157,756	182,642
All other fees	4,663	7,200

(a)	Audit related fees include services related to the review of the Company's documentation of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act and attest services related to specific items.
(b)	Tax fees include fees related to the preparation of Canadian tax returns, consultation on tax matters, and the final payment of $64,000 in 2004 and $129,682 in 2003 related to the state income tax review project discussed in the Report of the Audit Committee.

The Board Of Directors Recommends A Vote For This Proposal

PROPOSAL 4:    TO APPROVE AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK TO 180 MILLION SHARES, $.01 PAR VALUE.

     At December 21, 2004 the Company had outstanding shares of 74,285,530, of a total authorized shares of 100 million. The Board of Directors has determined that it would be advisable for the Company to amend the Articles of Incorporation to increase the total authorized shares to 180 million shares, $.01 par value.
     These shares will be available to fund existing stock option and restricted stock plans, as well as for use in connection with possible future acquisitions and stock splits. The Company has no present plans for the use of the additional authorized shares. During the past 10 years, the Board of Directors has approved four three-for-two stock splits, which has resulted in increases in the number of outstanding shares each time. In view of that history, the Board of Directors has determined that it would be prudent to authorize additional shares so as to make possible stock splits in the future, should the Board of Directors consider that to be in the best interest of shareholders.
     There can be no assurance that any such stock splits will be authorized in the future.
     A favorable vote of the holders of a majority of the Company's outstanding stock is required for approval of this proposal.

The Board of Directors Recommends a Vote For This Proposal.

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PROPOSAL 5:    TO APPROVE THE 2005 RESTRICTED STOCK PLAN

     Under the Company's 1999 Restricted Stock Plan, the Company is authorized to issue up to 1.5 million restricted shares of common stock to employees and independent contractor financial advisors. At December 21, 2004, approximately 1,121,541 shares had been awarded under this plan. Awards are made in connection with the initial employment of individuals or, under retention plans, for individuals who are determined by management to be responsible for a significant contribution to the growth and/or profitability of the Company.
     The Board of Directors has determined that the growth of the Company and the need to continue to attract employees and provide for retention of valuable employees warrants the increase in the number of shares available to 1.5 million. Accordingly, the Board of Directors has proposed that shareholders approve the 2005 Restricted Stock Plan, which will replace the existing 1999 Plan, which will be terminated and the remaining 378,459 shares available for issuance will be eliminated.
     The 2005 Restricted Stock Plan will have substantially the same terms as the 1999 Plan. Awards of restricted stock under the Plan will be determined by the Compensation Committee based upon recommendations from management. The shares of restricted stock will be valued at the market price on the date of the award. The restrictions regarding disposition of shares will be governed by the terms of the award and may vary for each participant; generally, however, shares awarded under the Plan will not vest until three years after the date of the award, except in the event of death or disability. Upon Retirement of a participant, a portion of the award may vest based upon the years of service of the participant.

     A copy of the Plan is annexed as Exhibit B to this proxy statement.
     While the benefits that will be awarded under the Plan are not determinable at this time, a total of 172,149 shares were granted under the 1999 Restricted Stock Plan during fiscal 2004, of which none were granted to the Company's executive officers. During fiscal 2004 restricted shares were granted to certain executive officers under a separate Stock Bonus Plan.
Approval of the Plan will require the affirmative vote of the holders of a majority of shares present and voting by proxy.

The Board of Directors Recommends a Vote For This Proposal.

OTHER MATTERS

     Proposals which shareholders intend to present at the 2006 Annual Meeting of Shareholders must be received by the Company no later than September 1, 2005 to be eligible for inclusion in the proxy material for that meeting.
     Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

/s/ Barry Augenbraun, Secretary
January 7, 2005

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Exhibit A

RAYMOND JAMES FINANCIAL, INC.

SENIOR MANAGEMENT INCENTIVE PLAN

ARTICLE I

Purpose of the Plan

1.1     The purpose of the Senior Management Incentive Plan (the "Plan") of Raymond James Financial, Inc. (the "Company") is to advance the interests of the Company by providing senior management and other key executives of the Company and its Subsidiaries (defined below) with additional incentive to promote the success of the business, increase their vested interest in the success of the Company, and encourage them to remain employees, through the making of certain incentive cash and stock bonus awards ("awards") linked to performance goals. The Plan is intended to comply with the requirements of Section 162(m) of the Internal Revenue Code, as amended.

ARTICLE II

Administration of the Plan

2.1     The Plan shall be administered and interpreted by the Compensation Committee of the Board of Directors (the "Committee"). Members of the Committee shall not be eligible to participate in the Plan.

2.2     The Committee shall have full authority to make or withhold awards, to construe and interpret the terms and provisions of the Plan and any award made hereunder, to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable, and to otherwise supervise the administration of this Plan.

2.3     The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any award made hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect.

2.4     Any decision, interpretation or other action made or taken in good faith by or at the direction of the Board or the Committee arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

2.5     No member of the Board of Directors (the "Board"), no employee of the Company and no member of the Committee (nor the Committee itself) shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving his bad faith, gross negligence or fraud, for anything done or omitted to be done by himself. The Company or the Committee may consult with legal counsel, who may be internal counsel for the Company or other counsel, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in

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good faith pursuant to the advice of such counsel.

2.6     For purposes of this Plan, "Subsidiaries" shall mean such subsidiaries of the Company, 80 percent or more of the voting capital stock of which is owned, directly or indirectly, by the Company.

ARTICLE III

Eligibility

3.1     Eligible employees include employees of the Company and the Subsidiaries who are members of senior management and other executive officers and other key employees. "Participants" shall mean all such eligible employees designated by the Committee.

3.2     A Participant who ceases to be employed by the Company or a Subsidiary by reason of:

(i) death,
(ii) disability, or
(iii) retirement,

shall be eligible for an award (or portion thereof) for the fiscal year in which the death, disability, or retirement occurs, only if and to the extent the goals determined in accordance with Article IV have been met and if the Committee shall decide, in its sole discretion, to make such an award; provided, however, that the award shall be for the portion of the year the Participant was employed, determined by multiplying the final award by a fraction, the numerator of which is the number of months the Participant was employed and the denominator of which is 12.

For purposes of this Agreement, the term "disability" shall mean a medically determinable physical or mental impairment which can be expected to result in death, or which has lasted, or can be expected to last, for a continuous period of not less than 12 months and renders the Participant unable to engage in any substantial gainful activity.
For Purposes of this Agreement, "retirement" shall refer to termination of employment by a Participant:

(i) at age 65, or
(ii) at age 60 with at least five years of service, or
(iii) at age 55 with sufficient years of service so that age plus years of service equals at least 75.

3.3     A Participant who ceases to be employed by the Company or a subsidiary for any reason other than those set forth in Section 3.2 above shall not be eligible for an award with respect to the fiscal year in which employment was terminated. For the purposes of this Section, it shall not be considered a termination of employment when a Participant is transferred from the Company or a Subsidiary to another Subsidiary or to the Company or to any affiliate as defined in Section 414 of the Internal Revenue Code of 1986, as amended.

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ARTICLE IV

Awards Under the Plan

4.1     For each fiscal year, the Committee shall establish a performance threshold based on one or more of the performance goals set forth in Section 4.3 which must be attained in order for any awards to be paid.

4.2     No later than 90 days after the commencement of each fiscal year, the Committee shall establish individual incentive targets for awards under the Plan and shall establish performance goals relating to (a) financial performance based on one or more of the performance goals set forth in Section 4.3, and (b) individual performance during that fiscal year.

4.3     For purposes of Sections 4.1 and 4.2, the performance goals shall be primarily based on the pre-tax income of the business unit for which the employee is responsible (which, in the case of the Chief Executive Officer, shall be the Company); however the Committee may also consider such factors as total shareholder return, total shareholder return relative to peers, financial returns (including without limitation, return on assets, return on equity and return on investment), cost reduction targets, success in recruitment of financial advisors, customer growth and employee satisfaction. The formula for any such award may include or exclude items to measure the specific objectives, such as losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesigns, structural changes/outsourcing or foreign currency impact.

4.4     Promptly after the end of a fiscal year, the Committee shall determine the extent to which performance goals for that fiscal year have been achieved and shall determine the allocation of individual awards to Participants, with the amount determined under Section 4.2 above; a portion of such amount may be reduced or withheld by the Committee in its discretion.

4.5     The Committee shall review and, in its discretion, shall certify the achievement of the applicable financial performance goals and the individual performance goals of each executive officer of the Company who is a Participant, including the Chief Executive Officer of the Company.

4.6    Bonus awards that exceed the amounts set forth below shall be paid, in part, in the form of shares of the Company's common stock, $.01 par value, as follows:

Amount of Bonus Award	Percentage to be Paid in Stock
$250,000.00 - $499,999.00	10% of the amount in excess of $250,000.
$500,000.00 - $999,999.00	15% of the amount in excess of $500,000.
$1 million or more	20% of the amount in excess of $1 million.

The Committee may from time to time increase or decrease the percentage of the awards to be paid in shares of the Company's common stock.

Shares issued pursuant to this Plan shall be valued at the closing price of the Company's common stock on the Composite Tape of the New York Stock Exchange on the date of the award, and shall be subject to the restrictions set forth in Section 5 (c) of the Raymond James Stock Bonus Plan effective October 1, 1999 as it may be amended from time to time..

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4.7     The Committee may, but need not, pay out the full amount of the incentive pool for any fiscal year. Any reduction of any award to an executive officer will not result in an increase in the amount payable to another executive officer.

4.8     Each award made under the Plan shall be paid or allocated no later than two and one-half months following the close of the fiscal year, except as provided in Article V. However, a Participant may defer payment of his award pursuant to any Company earnings deferral plan.

4.9     In the event of the death of a Participant after the making of the award, and if eligible for payment under the Company's policies, payment shall be made to such beneficiary or beneficiaries as the Participant shall have previously designated in writing. Such designation shall not be effective unless filed with the Company. If there is no effective designation of a beneficiary at the time of the Participant's death, or in the event that the designated person or persons shall predecease such Participant, any such award payable shall be made to the Participant's estate.

4.10     The amount paid to any employee with respect to any award shall not exceed $5,000,000.

ARTICLE V

Amendment or Termination of the Plan

5.1     Subject to the provisions of Section 6.10 below, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that any such amendment, suspension or termination may not, without a Participant's consent, adversely affect any award previously made to him/her under the Plan.

ARTICLE VI

Miscellaneous

6.1     No person shall have any claim or right to be made an award under the Plan, and neither this Plan, the establishment of any goals or standards nor the making of an award under this Plan shall give any Participant or other employee any right with respect to continuance of employment by the Company or any subsidiary, nor shall there be a limitation in any way on the right of the Company or any subsidiary by which an employee is employed to terminate his employment at any time.

6.2     Except by will or the laws of descent and distribution, no right or interest in any award made under this Plan shall be assignable or transferable, and no right or interest of any Participant hereunder shall be subject to any lien, obligation or liability of such Participant.

6.3     The Company will bear all expenses incurred in administering this Plan.

6.4     This Plan and the obligations of the Company hereunder shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may from time to time be required. The Board may make such changes in this Plan as may be necessary or desirable, in the opinion of the Board, to comply with the laws, rules and regulations of any governmental or regulatory authority, or to be eligible for tax benefits under the Code, or any other laws or regulations of any Federal, state, local or foreign government.

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6.5     The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require prior to the payment of any amount hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld.

6.6     No assets shall be segregated or earmarked in respect of any award hereunder and no Participant shall have any right to assign, transfer, pledge or hypothecate his interest, or any portion thereof, in his award. The Plan and the making of awards hereunder shall not constitute a trust.

6.7     This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Florida (regardless of the law that might otherwise govern under applicable Florida principles of conflict of laws).

6.8     Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. The rifles to Articles of this Plan are intended solely as a convenience and shall not be used as an aid in construction of any provisions thereof.

6.9     This Plan shall be known as "Senior Management Incentive Plan."

6.10     The material terms of the Plan, consisting of the business criteria, maximum amount, and eligible employees, shall be subject to the approval of the Company's stockholders before payments may be made.

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Exhibit B

2005
RAYMOND JAMES FINANCIAL, INC.
RESTRICTED STOCK PLAN

SECTION 1
PURPOSE OF THE PLAN

The name of this plan is THE 2005 RAYMOND JAMES FINANCIAL, INC RESTRICTED STOCK PLAN (the "Plan"). The purpose of the Plan is to enable RAYMOND JAMES FINANCIAL, INC. (the "Company") and its Subsidiaries to attract, retain and motivate employees and independent contractors associated with the Company, to compensate them for their contributions or anticipated contributions to the growth and profits of the Company and to encourage ownership of stock in the Company on the part of such personnel. The Plan provides incentives to employees and independent contractors associated with the Company or to be associated with the Company, which are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company.

SECTION 2
DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)    "Board" means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, "Board" shall refer to such Committee, except where the context otherwise requires or the terms hereof provide for authority to be exercised or decisions made by the Board in direct relation to the Committee.

(b)    "Cause" means termination by the Company or a Subsidiary of a Participant's employment or association with the Company upon (i) the willful and continued failure by such Participant to substantially perform his duties with the Company or a Subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) the willful engaging by a Participant in conduct which is demonstrably and materially injurious to the Company or a Subsidiary, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on a Participant's part shall be deemed "willful" unless done, or omitted to be done, by such Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or a Subsidiary.

(c)    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

(d)    "Committee" means the Compensation Committee of the Board, appointed by the Board from among its members and shall consist of not less than three members thereof who are and shall remain Committee members only so long as they remain "disinterested persons" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act").

(e)    "Disability" means permanent and total disability as determined under the Company's long-term disability plan.

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(f)    "Eligible Person" means an employee or a potential employee of the Company or any Subsidiary as well as independent contractors associated with or to be associated with the Company or its Subsidiaries as described in Section 3.

(g)    "Participant" means an Eligible Person selected or ratified for selection by the Committee, pursuant to the Committee's authority in Section 6, to receive an award of Restricted Stock.

(h)    "Restricted Period" means the period during which the restrictions on the Restricted Stock are in effect.

(i)    "Restricted Stock" means an award of shares of Stock that is subject to the restrictions set forth in Section 5.

(j)    "Retirement" means a Participant's separation of service from the Company or any Subsidiary after attainment of age 65.

(k)    "Section 16(a) Person" means any officer or director of the Company or any Subsidiary who is subject to the reporting requirements of Section 16(a) of the 1934 Act.

(l)    "Stock" means the common stock of the Company, $.01 par value.

(m)    "Subsidiary" means any corporation (other than the Company) 50% or more of the total combined voting power of all classes of stock of which is owned, directly or indirectly, by the Company.

SECTION 3
ELIGIBILITY AND PARTICIPATION

Employees of the Company and its Subsidiaries and/or persons being recruited for employment, as well as independent contractors associated with and/or being recruited for association with the Company or its Subsidiaries, who are or will be responsible for or contribute to the management, growth and/or profitability of the Company or its Subsidiaries shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among Eligible Persons.

SECTION 4
AMOUNT AND FORM OF AWARDS

(a)    The Committee, in its sole discretion, shall determine the awards of Restricted Stock to be granted under the Plan. Awards under this Plan may be granted by various departments of the Company in connection with the initial association of an individual who upon association will qualify as an Eligible Person. The Committee may in its sole discretion initially grant or ratify awards under the Plan. A Participant will receive such awards in Restricted Stock.

(b)  The maximum number of shares of Stock which may be issued under the Plan as Restricted Stock shall be not more than 1,500,000 shares of Stock, subject to adjustment as provided in Section 7, and such shares may be authorized but unissued shares, or previously issued shares reacquired by the Company, or both. In the event Restricted Stock is forfeited prior to the end of the Restricted Period, the shares of Stock so forfeited shall immediately become available for future awards.

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SECTION 5
RESTRICTED STOCK

(a)    The number of shares of Restricted Stock awarded to a Participant under the Plan will be determined in accordance with Section 4(a). For purposes of this Plan, the fair market value of Stock for an award will be the Stock's closing price on the Composite Tape of the New York Stock Exchange on the date of the award. In the event the Committee provides for alternative methods for grants of awards, the Committee, in its sole discretion, may provide for alternative methods of determining the fair market value of Stock for such awards, and may also provide for alternative forfeiture provisions, so long as the alternative methods or provisions do not (i) materially increase the benefits, (ii) materially increase the number of shares of Restricted Stock issued or (iii) materially modify the eligibility requirements applicable to Section 16(a) Persons.

(b)    A "book entry" (i.e., a computerized or manual entry) shall be made in the records of the Company to evidence an award of shares of Restricted Stock to a Participant. All shares of Restricted Stock shall be held in an individual account for each Participant until the Restricted Period (as defined in Section 5(c)) has expired. Such Company records shall, absent manifest error, be binding on the Participants.

(c)    The shares of Restricted Stock awarded pursuant to this Section 5 shall be subject to the restrictions and conditions set forth in the underlying contracts with the Participants and/or as set forth in the documented grant of any award pursuant to this Plan to the Participants.

(d)    Unless the Committee in its sole discretion shall determine otherwise at or prior to the time of the grant of any award, the Participant shall have the right to direct the vote of his shares of Restricted Stock during the Restricted Period. The Participant shall have the right to receive any regular dividends on such shares of Restricted Stock. The Committee shall in its sole discretion determine the Participant's rights with respect to extraordinary dividends on the shares of Restricted Stock.

(e)    Shares of Restricted Stock shall be delivered to the Participant in accordance with Section 9(a) promptly after, and only after, the Restricted Period shall expire (or such earlier time as the restrictions may lapse in accordance with Section 5(c)) without forfeiture in respect of such shares of Restricted Stock.

(f)    Subject to the provisions of Section 5(c), the following provisions shall apply to a Participant's shares of Restricted Stock prior to the end of the Restricted Period (including extensions):

(i)    Upon the death or Disability of a Participant, the restrictions on his or her Restricted Stock shall immediately lapse. Upon the death of a Participant, such Participant's Restricted Stock shall transfer to the Participant's beneficiary as such beneficiary is designated on a form provided by the Company, or if no beneficiary is so designated, by will or the laws of descent and distribution.

(ii)    Upon the Retirement of a Participant, and after satisfaction of a non-compete provision as set forth below, any unvested Restricted Stock shall vest on a pro-rated basis, comparing completed years of service since the date of initial award to the vesting schedule. (A) For purposes of this subparagraph (f)(ii), a Participant shall be deemed to have not satisfied the non-compete provision if the Participant, within one year after the date of retirement:

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(1)	discloses the list of the Company's or a Subsidiary’s customers or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; or

(2)	discloses to any person, firm, corporation, association, or other entity any information regarding the Company's or a Subsidiary’s general business practices or procedures, methods of sale, list of products, personnel information and any other valuable confidential business or professional information unique to the Company's or a Related Employer's business; or

(3)	owns more than five per cent (5%) of, manages, operates, controls, is employed by, acts as an agent for, participates in or is connected in any manner with the ownership, management, operation or control of any business which is engaged in businesses which are competitive to the business of the Company or a Related Employer; and are located within a radius of 100 miles of any location where participant was employed or which was under the supervision, management or control of the participant.; or

(4)	solicits or calls either for himself/herself or any other person or firm, any of the customers of the Company or a Subsidiary on whom the Participant called, with whom the Participant became acquainted, or of whom the Participant learned of during his employment; or

(5)	solicits any of the employees or agents of the Company or a Subsidiary to terminate their employment or relationship with the Company or a Subsidiary.

(ii)    It is the intention of the Company and its Subsidiaries that this paragraph (c) be given the broadest protection allowed by law with regard to the restrictions herein contained. Each restriction set forth in this paragraph (c) shall be construed as a condition separate and apart from any other restriction or condition. To the extent that any restriction contained in this paragraph (c) is determined by any court of competent jurisdiction to be unenforceable by reason of it being extended for too great a period of time, or as encompassing too large a geographic area, or over too great a range of activity, or any combination of these elements, then such restriction shall be interpreted to extend only over the maximum period of time, geographic area, and range of activities which said court deems reasonable and enforceable.

(iii)    If a Participant voluntarily terminates employment, or if a Participant is involuntarily terminated for Cause, such Participant shall forfeit his or her Restricted Stock for which the Restricted Period has not expired on the date that the Participant voluntarily terminates employment or is involuntarily terminated for Cause.

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SECTION 6
ADMINISTRATION

The Plan shall be administered by the Committee.

The Committee shall have the power and authority to grant Restricted Stock to Participants, pursuant to the terms of the Plan.

In particular, the Committee shall have the authority:

(i)    to select or ratify the selection of Eligible Persons;

(ii)    to determine whether and to what extent Restricted Stock is to be granted to Participants hereunder or ratify the grant thereof;

(iii)    to determine the number of shares of Stock to be covered by such award granted hereunder or ratify the grant thereof;

(iv)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the Restricted Period and the other conditions of full vesting of the Restricted Stock) or to ratify the grant thereof; and

(v)    to determine or ratify the determination of the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instructions evidencing the Restricted Stock.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan; and to otherwise supervise the administration of the Plan. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants.

The Committee may delegate the administrative details and management of the Plan to members of the Company's management and staff. No such delegation shall affect their right to make final decisions with respect to any matter arising under the Plan.

SECTION 7
ADJUSTMENTS UPON A CHANGE IN COMMON STOCK

In the event of any change in the outstanding Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event that may equitably require an adjustment in the number or kind of shares that may be issued under the Plan pursuant to Section 4(b), such adjustment shall be made by the Committee in accordance with its sole discretion and shall be conclusive and binding for all purposes of the Plan.

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SECTION 8
AMENDMENT AND TERMINATION

The Plan may be amended or terminated at any time and from time to time by the Committee, subject to shareholder approval where required by federal or state law. Neither an amendment to the Plan nor the termination of the Plan shall adversely affect any right of any Participant with respect to any Restricted Stock theretofore granted without such Participant's written consent.

SECTION 9
GENERAL PROVISIONS

(a)    All shares of Restricted Stock delivered under the Plan after the Restricted Period has expired shall be distributed in accordance with the instructions of each Participant. Such shares of Stock shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law.

(b)    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary nor any independent contractors associated with the Company or its Subsidiaries any right to continued employment or association with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees or terminate the association of any independent contractors associated with the Company or its Subsidiaries at any time.

(c)    No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

(d)    During the Restricted Period, a Participant's rights and interest under the Plan may not be sold, assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant's death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner and no such right or interest of any Participant in the Plan shall be subject to any obligation or liability of such Participant.

(e)    The Company and its Subsidiaries shall have the right to deduct from any payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to issue shares of Stock upon the lapse of restrictions on Restricted Stock that the Participant pay to the Company, upon its demand, (i) such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state or local income or other taxes and (ii) a copy of the election, if required, under Section 83 of the Code, or any amendment thereto (the "Section 83 Election") as filed with the Internal Revenue Service. If the amount requested is not paid and the copy of the Section 83 Election, if required, is not provided, the Company may refuse to issue shares of Stock until such time as the Participant so complies. Unless the Committee shall in its sole discretion determine otherwise, payment for taxes required to be withheld may be

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made in whole or in part by an election by a Participant, in accordance with rules adopted by the Committee from time to time, to have the Company withhold shares of Stock otherwise issuable pursuant to the Plan having a fair market value equal to such tax liability, to be determined in such reasonable manner as may be provided for from time to time by the Committee or as may be required in order to comply with or to conform to the requirements of any applicable or relevant laws or regulations.

(f)    The Plan is intended to comply with all applicable conditions of Rule 16b-3 of the 1934 Act or any successor statute, rule or regulation. All transactions involving any Section 16(a) Person shall be subject to the conditions set forth in Rule 16b-3, regardless of whether such conditions are expressly set forth in the Plan. Any provision of the Plan that is contrary to Rule 16b-3 shall not apply to Section 16(a) Persons.

SECTION 10
EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the date of approval of the Plan by the shareholders of the Company or such other date as the shareholders of the Company so determine.

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